PROSPECTING REPORT

ON THE

WCT1 CLAIM

VERNON AREA

SOUTHEASTERN, BRITISH COLUMBIA

VERNON MINING DISTRICT

NTS: 82 L 05 E

LATITUDE: 50 DEGREES 22 MINUTES
LONGITUDE: 119 DEGREES 35 MINUTES

PREPARED FOR:

COUGAR HOLDINGS INC.
10655 N.E. 4TH ST.,  SUITE 400
BELLEVUE WA  98004

WILLIAM E. LUMLEY B. Sc.
FEBRUARY 21, 2002

TABLE OF CONTENTS

INTRODUCTION	1

LOCATION AND ACCESS
TOPOGRAPHY AND PHYSIOGRAPHY
PROPERTY STATUS
PROPERTY HISTORY

GEOLOGICAL SETTING	2

REGIONAL GEOLOGY
PROPERTY GEOLOGY & DISCUSSION

CONCLUSION AND RECOMMENDATIONS	5

REFERENCES	6

STATEMENT OF QUALIFICATIONS	7

INTRODUCTION

LOCATION AND ACCESS

The WCT1 claim is a Four-Post Mineral claim located 23 kilometers north of Vernon and 15 kilometres south southwest of Falkland in the Okanagan region of south-central British Columbia.  The claim rests on the Thompson Plateau at 50 degrees 22 minutes 27 seconds North Latitude and 119 degrees 35 minutes 17 seconds West Longitude near the headwaters of Ewers Creek. Ewers Creek flows east 8.5 kilometres where it joins Equesis Creek (Six Mile Creek) south to the north arm of Okanagan Lake. Siwash Rock Mountain and Pinaus Lake lie 4.5 kilometre northeast and 6 kilometres north of the claims respectively.

Access to the claim is gained by driving south on Westside Road to Six Mile Road, 10.3 kilometres to the McGregor Main Logging Road and west 13.5 km. to the southern part of the claim.

Topography and Physiography

The topographic relief is steep on the west and northern half of the property as it lies at or near the bottom of the Ewers Creek Canyon.  From here the terrain rises in a series of vertical cliffs 25-50 metres in height from an elevation of 1,605 metres (3500 ft.) above sea level to the gently rolling Thompson Plateau with a maximum elevation of 1490 metres (4900 ft.) on the eastern edge of the claim.  A deeply incised V-shaped valley with steep flow gradient bisects the middle of the claim.

Vegetation includes birch, spruce and minor hemlock and cedar, with typical open bush and dry grass of the Okanagan Valley.  A large area of the claim is logged; the resulting new undergrowth is a dense jungle of alder and spruce making traversing arduous.

Property Status

The WCT1 claim consists of the following mineral claim, located within the Vernon Mining District:

Claim Name	Tenure Number	Units	Record Date

WCT1	391700	20	01/31/02

The current owner Mr. Terry Cook located at U13 - 601 W. Broadway, Vancouver, B.C.  Acceptance of this report will bring the surrender date to January 25, 2003 for the WCT1 claim.

Property History

No history of any note has been found regarding the WCT1 claim itself but it is in close proximity to the Klinker Precious Opal Prospect.

The Klinker and Ewer claims were staked in 1991,1992 respectively by R.W. York-Hardy to cover the first significant discovery of precious opal in British Columbia and in Canada.  In 1995 and 1996, the deposit was bulk sampled using mechanized equipment. Numerous nodules and veins of precious opal have been located in several pits on the site.  To date a total of 24 claims have been staked at this site.

GEOLOGICAL SETTING

Regional Geology

The WCT1 Claim is situated in the southern end of a large Tertiary Basin, 30 km wide and 150 km. long, stretching from Trepanier on the west side of Okanagan Lake northwest to the South Thompson River just east of Kamloops.  This basin overlie the paleosufaces of the Thompson Group and has been mapped by several authors noted in the bibliography. Stratigraphy of the basin is as follows from Ewing (1981):

KAMLOOPS GROUP:

DEWDROP FORMATION

Volcanic section of the Kamloops Group characterized by black, chocolate brown basalt/andesites with minor dark grey basalts that weather maroon, rusty red, terra cotta brown, khaki brown and light buff. also include within this assemblage is the minor interbedded tuffs, tephras and top flow breccias.

Porphyritic texture are common with small phenocrysts of augite, hornblende and olivine in the darker basalts and feldspars quartz and biotite in the lighter coloured rhyolitic lavas. many of the lava are vesicular or amygdaloidal containing zeolite, chalcedony and agate with minor opal .

TRANQUILLE FORMATION

This formation is typically tuffaceous sediments, lahars, lithic greywacke and minor grey black shales that have locally filled the paleographical lows at or near the base of the Eocene and form lenses up to 200 metres in thickness and a few kilometres long.

CHU CHUA FORMATION

The basal sedimentary lenses located along the northeastern edge of the basin belong to the Chu Chua Formation. These lenses are characterized by sedimentary breccia and subangular pebble to cobble conglomerate which develop almost to the exclusion of fine clastic sediments.

 ____________________________ ANGULAR UNCONFORMITY

HARPER RANCH GROUP (PERMIAN AGE)

Contains highly altered andesite and associated sediments originally mapped as the Cache Creek Group by Jones (1949).

Property Geology

The WCT1 claim is underlain by the volcanic and sedimentary rocks of the Kamloops Group with the dominant lithology located as outcrop on the property being the basal members of the Tranquille Formation of the Kamloops Group.  An angular unconformity found in Ewer Creek canyon marks the paleosurface of the Upper Paleozoic sedimentary and volcanics of the Harper Ranch Group on which the Kamloops group is laid.  This unconformity dips gently to the west at about 10 degrees.

In the course of prospecting, nine distinct geological units were recognized:

HARPER RANCH GROUP (Permian)

Unit 1:

Dark green to black highly altered andesite with minor diorite and lapilli tuff found in the Ewer Creek Canyon on the north part of the claim.

Unit 2:

Massive crystalline limestone with minor argillaceous tuff, argillite and quartzite.  This unit outcrops in the deeply incised valley in the centre of the claim and makes some of the cliffs in the upper reached of Ewer Creek.

TRANQUILE FORMATION

All of the units on the property appear to have waterlain being locally well bedded and have been dip to the west southwest at about 10 - 15 degrees.  Downdip as the basin deepens as the units pass from the basal unit 3 to a calcareous siltstone (unit 8). Descriptions of the individual units are as follows:

Unit 3:

Yellowish-brown to red weathering, well-bedded volcaniclastic/arkosic matrix or clast dominant sediments. Lithologies include immature tuffaceous wacke, arkose, minor siltstone and sandstone and layers of lapilli tuff.  Locally angular clasts of scoreacous basalt and andesite up to 15 cm. in width occupy as much as 40% of the rock. individual beds vary from 2mm to 25 cm in thickness with colour varying from pale yellow to dark yellow brown.  The rock is soft but well lithified.  Sole plating, mud cracks and ripples can be seen in a large amount of the outcrops near Ewer Creek.

Unit 4:

Poorly lithified ash flow tuff with abundant clasts of basalt making up 50% of the outcrop.  This unit is found mainly on top of the cliffs marking deeply incised creek in the north central of the claim and on the road near the northwestern boundary of the claim.

Unit 5:

Reddish to maroon weathering, variably resistant, massive heterolithic lahar.  Blocks of mostly basalt occur as well rounded clasts less than or equal to 30cm in diameter in a medium to coarse grained arkosic/tuff matrix. This unit contains abundant agate sometime occupying more than 50% of the rock.

Unit 6:

Dark green, dark green grey lapilli tuff outcropping near the edge of the above unit and contains abundant agate.

Unit 8:

Uniform black to dark grey calcareous tuffaceous siltstone.

DEWDROP FORMATION

Unit 7:

Fresh unaltered predominately scoriacous baaalt/andesite forming sills cutting the Tranquille Formation Were flow banding is evident these are locally filled with abundant agate.  On the western boundary of the claim adjoining a forestry cut block this unit is characterized by very fine flows 2-3mm in thickness alternating red and black on fresh surface and weathering dark and white respectively.

Unit 9:

Fresh unaltered predominately scoriacous baaalt/andesite forming the topographic highs on the western edge of the property.

Mr. Terry Cook asked if I would examine the economic potential of WCT1 because of the claims proximity to the Klinker Precious Opal Prospect and perform some geological work for assessment.

CONCLUSIONS AND RECOMMENDATIONS

No economic minerals were found in the limited prospecting performed on the property.  Geology of the WCT1 claim appears to be volcanoclastic sediments of the Tranquille Formation of the Kamloops Group overlaying the altered andesites lapilli tuffs and diorites of the Permian aged Harper Ranch Group.  In addition several outcrops were noted of basalt/andesites of the Dewdrop Formation which are also part of the Kamloops Group.

It is recommended that future exploration be concentrated on the eastern half of the WCT1 claim.  There is a potential for a discovery of high grade precious opal within the altered red and purple coloured lahar and lapilli tuff found west of the Klinker Prospect on the eastern boundary of WCT1.  Abundant agate with minor opal was seen within this unit but fresh rock is needed to see if precious opals exist.  The Klinker Discovery was made after the outcrop was ripped with a bulldozer.

It is recommended that several areas of mineralization be tested by bulldozer ripping.

REFERENCES

Church , B.N. (1979): Tertiary Stratigraphy and Resources Potential in South central British Columbia; in Geological Fieldwork 1978, B.C. Ministry of Energy, Mines & Pet. Res., Paper 1979-1. pages 7-15.

Church , B.N. (1980): Geology of the Terrace Mountain Tertiary Outlier; B.C. Ministry of Energy, Mines & Pet. Res., Revised Preliminary Map 37.

Jones, A.G. (1959): Vernon Map-area, British Columbia; Geological Survey of Canada, Memoir 296, 186 pages.

Read, P.B. (1996): Industrial Mineral Potential of the Tertiary Rocks, Vernon (82L) and Adjacent Map Areas; in Geological Fieldwork 1995, B. grant and J.M. Newell Editors, B.C. Ministry of Energy, Mines & Pet. Res., Paper 1996-1. pages 207-218.

STATEMENT OF QUALIFICATIONS

I William E. Lumley of the city of Vancouver, Province of British Columbia, do hereby certify that:

1.    I am a consulting geologist resident at #338 - 500 Dunsmuir Street, Vancouver, British Columbia V6B-1Y2.

2.    I have been practicing my profession for twenty five years in Canada, United States and Internationally.

3.    I am a Graduate of the University of Waterloo with a Bachelor of Science Degree in Geology.

4.    This report is based on knowledge of the claims gained from mapping activity described herein.

5.    I hold no beneficial interest in the WC1 & WC2 claims.

/s/ William E. Lumley

__________________________

William E. Lumley B. Sc.

GEOLOGICAL UNITS

KAMLOOPS GROUP: (TERTIARY)

DEWDROP FORMATION

Unit 9:

Fresh unaltered predominately scoriacous or porphyritic baaalt/andesite.

Unit 7:

Fresh unaltered predominately scoriacous baaalt/andesite forming sills cutting the Tranquille Formation Flow banding is locally filled with abundant agate.

TRANQUILE FORMATION

Unit 8:

Uniform black to dark grey calcareous tuffaceous siltstone.

Unit 6:

Dark green, dark green grey lapilli tuff outcropping near the edge of the above unit and contains abundant agate.

Unit 5:

Reddish to maroon weathering, variably resistant, massive heterolithic lahar.  Blocks of mostly basalt occur as well rounded clasts less than or equal to 30cm in diameter in a medium to coarse grained arkosic/tuff matrix.  This unit contains abundant agate sometime occupying more than 50% of the rock.

Unit 4:

Poorly lithified ash flow tuff with abundant clasts of basalt making up 50% of the outcrop.

Unit 3:

Yellowish-brown to red weathering, well-bedded arkosic, matrix or clast dominant lahar.  Locally angular clasts of scoreacous basalt and andesite up to 15 cm. in width locally occupy 40% of the rock.  Beds vary from 2mm to 25 cm in thickness with colour varying from pale yellow to dark yellow brown.  The rock is soft but well lithified. Sole plating, mud cracks and ripples can be seen.

HARPER RANCH GROUP (Permian)

Unit 2:

Massive crystalline limestone with minor argillaceous tuff, argillite and quartzite.  This unit outcrops in the deeply incised valley in the centre of the claim and makes some of the cliffs in the upper reached of Ewer Creek.

Unit 1:

Dark green to black highly altered andesite with minor diorite and lapilli tuff found in the Ewer Creek Canyon on the north part of the claim.

GEOLOGICAL LEGEND

Bedding with dip                                        Opal

Flow banding with dip                               Agate

 Varved lithology                                       Epidote

Geological Boundary Assumed